Exhibit 99.1

              Hecla Reports Second Quarter 2005 Results,
   Updates Exploration Progress; For the Period Ended June 30, 2005


    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Aug. 3, 2005--Hecla Mining Company (NYSE:HL) today reported a loss applicable to common shareholders of $6.4 million, or 5 cents per share, for the second quarter of 2005. Second quarter results include exploration and pre-development expenditures of $6.7 million. Hecla President and Chief Executive Officer Phillips S. Baker, Jr., said, "We continued our increased spending on exploration in the second quarter because Hecla's new and intense focus on exploration is aimed at growing our reserve and resource base, with an eye toward future production increases. We have a suite of very promising exploration properties, both for silver and gold, and the talent and financial resources to make new discoveries. Exploration programs are long-term efforts, and I fully expect to see improvements in Hecla's reserve and resource outlook over the next few years." Exploration expenditures during the first six months of 2005 totaled $11.6 million, compared to $6.8 million spent in the same period last year.
    The loss of $6.4 million for the quarter compares to income of $2.6 million, or 2 cents per share, during the second quarter of 2004. For the first six months of 2005, Hecla recorded a loss applicable to common shareholders of $9.8 million, or 8 cents per share, compared to a loss of $2.4 million, or 2 cents per share, in the first six months of 2004. The Lucky Friday and Greens Creek units both saw increased silver production during the first half of the year. However, Hecla's 2005 results were negatively impacted by a strike at the Mexican operations during the entire first quarter and all but two weeks of the second quarter, resulting in no sales revenue being recorded from San Sebastian for the first six months of the year. Decreased gold production and increased costs due to lower ore grades and longer haul time at the La Camorra unit in Venezuela also impacted 2005 second quarter and first half results. The recently commissioned shaft at the La Camorra mine, which impeded operations somewhat during its construction, is expected to result in decreased costs in the future. "While production was lower and costs were higher than last year, it has not been unexpected. We knew that with the shaft construction, lower grades and labor issues, we would produce less at higher costs than we wanted. We expect to see improving production and costs in the second half of the year," said Baker.
    Hecla's balance sheet remains strong, with cash and short-term investments on hand of $52.4 million and no debt at the end of the second quarter. In addition to exploration and pre-development expenditures of $11.6 million in the first half of 2005, Hecla spent $24 million in capital, primarily to advance three major projects: the Lucky Friday expansion, development of Mina Isidora and shaft construction at La Camorra.

    2005 2nd QUARTER HIGHLIGHTS

            -- Exploration focused on all fronts: Block B and La Camorra in Venezuela, continued drilling on the Hugh zone at San Sebastian, Noche Buena feasibility, underground drilling near the Gallagher fault at Greens Creek and underground drilling at Lucky Friday

            -- Strike resolved at the Mexican operations, which is expected to improve operating results in the third quarter

            -- The new La Camorra shaft was commissioned in July, with expectations of higher production and lower costs in the future

            -- Entry into a definitive agreement will give Hecla access to mineral rights on concessions in the Guariche gold district in Venezuela

            -- Continued progress on the Lucky Friday 5900 development project, the development of Mina Isidora gold mine in Venezuela and the ramp development at the Hollister Development Block gold exploration project in Nevada

            -- Declaration of payment of dividends in arrears on preferred stock

            -- Silver production of 1.4 million ounces at an average total cash cost of $2.59 per ounce

            -- Gold production of 34,172 ounces at an average total cash cost of $317 per ounce

            -- Revised 2005 gold production estimate and unchanged silver production estimate

    OPERATIONS

    Baker said, "The second quarter is a continuation of a transition for Hecla that began in 2003, when we made a decision to invest significant capital in order to assure low-cost operations. So we are investing in three major projects that transition Hecla's operations: the shaft at La Camorra; Mina Isidora, which will be operated as part of the La Camorra unit; and the Lucky Friday 5900 development. By the end of the year, we will begin to see operational benefits from all of these projects."
    In the first half of 2005, Hecla mined 2.9 million ounces of silver at an average total cash cost of $2.59 per ounce, and 62,295 ounces of gold at an average total cash cost of $307. Silver costs were impacted by limited production due to the previously reported strike at the San Sebastian unit in Mexico, now resolved. Gold costs were impacted by decreased production at La Camorra due to lower ore grades, fewer tons and longer haul times associated with mining at greater depths. Gold production was also affected by the construction of the new shaft at La Camorra. Due to these factors, Hecla is revising its estimate of annual gold production for 2005 to approximately 170,000 ounces of gold at an average total cash cost of approximately $240 per ounce. Silver production estimates for 2005 are unchanged, with the company anticipating production of 6.5 million to 7 million ounces of silver at an average total cash cost in the range of $2.50 per ounce.
    The Lucky Friday silver mine in northern Idaho experienced a 37% increase in tons milled during the second quarter of 2005 compared to the same period a year ago, producing approximately 623,000 ounces of silver, including approximately 55,000 ounces of silver from the development ore on the 5900 level. The Lucky Friday unit's average total cash cost per ounce of $4.69 in the second quarter of 2005 was a 4% improvement over last year's costs during the same period. Costs are expected to continue to improve upon completion of the new access on the 5900 level of the expansion area. Full production of approximately 4 million ounces of silver is anticipated from the Lucky Friday mine in 2006.
    The Greens Creek unit in Alaska, in which Hecla holds an approximate 30% interest, contributed about 760,000 ounces of silver to Hecla's account for the second quarter of 2005, a 13% improvement over a year ago, primarily due to improved ore grade. The average total cash cost per ounce of silver at Greens Creek during the second quarter was a low $1.11, partially due to by-product credits from gold, zinc and lead.
    The San Sebastian unit in Mexico showed no silver or gold sales in the second quarter, as a strike at its Velardena mill concluded just two weeks prior to the end of the quarter. Production reported in the second quarter totaled 55,747 ounces of silver at an average total cash cost of $1.49 per ounce. During the majority of the strike, which began in October 2004, the mine continued to operate at a normal rate, stockpiling ore in preparation for future processing. That ore will be processed by the end of the year with mining ceasing in the third quarter.
    The La Camorra gold mine in Venezuela commissioned its new, 2,000-foot shaft in July. Once in full operation, the shaft is expected to return the mine to lower operating costs, as well as providing additional access to primary exploration target areas. La Camorra produced 27,020 ounces of gold during the second quarter of 2005, compared to 36,584 ounces in the same period a year ago. However, second quarter production increased 24% from the first quarter of this year. The average total cash cost per ounce of gold during the second quarter of 2005 was $317. The decrease in production from last year was caused by lower ore grades from limited access to higher-grade stopes during shaft construction and generally declining grades. Production was also impacted by longer haul times as mining progressed deeper. With the shaft and Mina Isidora operational, the La Camorra unit is expected to have steady production and lower costs by year end.

    EXPLORATION

    "For the first time in our history, Hecla has advanced exploration programs in five worldclass mining districts which all have the ability to significantly increase reserves, resources and production in the future," said Baker.

    SILVER EXPLORATION

    Mexico - The first phase of drilling in the Hugh zone was completed during the second quarter. This promising exploration prospect is located on Hecla's 200-square-mile property position in central Mexico. The Hugh zone is directly below the mined out workings of the Francine vein at the San Sebastian mine. Assays for eight of the nine holes completed have been received, with results ranging from 8 to 150 grams of silver per tonne, zero to 1.19 grams of gold per tonne, and up to 1.7% copper, 5.98% zinc and 1.24% lead. Drilling shows that Hugh zone mineralization is open to the west and to the east at depth. Based on results from this phase of drilling of the Hugh zone, additional drilling will be carried out in the third quarter to identify sufficient tonnage to proceed into an underground definition exploration program.
    Elsewhere on Hecla's Mexican concessions, drill testing of five high-priority soil geochemical anomalies to the west of San Sebastian was started. Eleven holes have been completed and have intercepted vein material, which may represent westerly extensions of the Profesor and Francine veins. Assays are pending.
    Other targets that underwent geologic mapping, soil sampling and evaluation of soil results included El Gato and La Roca, with drill testing planned later in the third quarter. In addition, Hecla is evaluating regional generative exploration opportunities in the district.
    United States - At the Lucky Friday silver mine, exploration diamond drilling continued through the second quarter, testing the down dip projection of the Gold Hunter mineralization on the 5900, 6200 and 6400 levels. Some mining is currently occurring on the 5900 level, although the majority of Lucky Friday production year-to-date has been from the 4900 level. Four holes tested the projection of the primary vein at the 6200 level and all returned good results with ore-grade intercepts, with assays ranging up to 18.9 ounces of silver per ton, 14.3% lead and 8.8% zinc. Numerous other veins were also encountered with grade ranges both below and above an economic mining cutoff. More holes are planned to test the 6400 level.
    At the Greens Creek silver mine, the underground exploration drift successfully crossed the Gallagher Fault zone during the second quarter, and exploration and definition platforms for exploring the new Gallagher zone are being opened up. The planned completion date of the exploration platform is during the third quarter. Once the drift is completed, two diamond drills will be mobilized to commence underground exploration and definition drilling in the Gallagher zone. Results from drilling into the Gallagher zone prior to driving the drift reported last quarter are very encouraging.

    GOLD EXPLORATION

    Venezuela - Hecla entered into a definitive agreement with Triumph Gold Corporation in July 2005, that will give Hecla access to mineral rights on concessions in the Guariche gold district in Venezuela's Bolivar State. The closing is expected to take place this quarter. Baker said, "The completion of this agreement gives us some of the best gold targets in three separate gold districts in Venezuela." The Guariche project has many of the same high-grade vein characteristics as the other two prolific gold districts where Hecla has operations.
    In the second quarter, the deep directional drilling program at La Camorra continued to test continuity at depth. Three holes were completed, with one intercepting 38.53 grams of gold per tonne (over a 2-meter mining width) 75 meters deeper than any previous ore-grade intercept. No significant mineralized zones were encountered in the other two holes, although assay results are pending. A fourth hole is currently underway and additional drilling is planned to test the area to the west of the current intercepts at approximately the minus-900-meter elevation.
    Drilling during the second quarter also took place on the Isbelia structure, located within the El Dorado Block of concessions. Seven holes were completed and although the Isbelia structure was intersected in all holes, only a short strike length of about 150 meters contained any appreciable mineralization. A total of 43 holes have now tested the Isbelia structure to a depth of 350 meters, indicating little potential for a mineralized shoot that could be developed by Hecla. However, the small miners will continue to exploit the ore body.
    Elsewhere on the El Dorado property, generative work was conducted on three concessions in the northern part of the land package. A number of targets have been defined that will be drill tested as soon as the necessary permits are obtained.
    On Hecla's Block B property in Venezuela, drilling on Mina Isidora--which has mineralization on two separate veins--has confirmed the presence of a significant mineralized zone in the upper northeastern part of the S vein. The zone is generally narrow but has numerous high-grade intercepts in an area that was thought to be only moderately mineralized, returning assays up to 1,217 grams of gold per tonne over 0.76 meter. The veining shows significant pinch and swell varying from 0.27 meter at 100.72 grams of gold per tonne to 2.54 meters at 6.25 grams of gold per tonne. Drilling to the west and down dip on the S vein appears to be defining the limits of the S vein.
    On Hecla's Block B property in El Callao, drilling along the projected eastern extension of the Twin/Conductora Shear has been successful. The shear was intersected in all three holes and hosts quartz-vein-style mineralization. The structure is still present, quite strong and contains gold mineralization, with the best intercept being 7.83 grams of gold per tonne over 4.39 meters. There still remains about one kilometer of untested strike to the eastern boundary of Block B. In addition, drilling is continuing in the central part of the zone to delineate the down plunge extension of the main mineralized zone. Elsewhere on Block B, five main geochemical trends have been identified by the soil geochemical program, which covered the entire concession. Additional sampling and mapping is in progress to prioritize targets for drilling later this year.
    United States - Total project advance on the decline at the Hollister Development Block gold exploration project, an earn-in to a joint venture with Great Basin Gold, stood at 2,200 feet at the end of July. Ground conditions have improved slightly, but continue to be soft and extremely clay-rich, requiring extensive shotcreting. Depending upon underground conditions, the decline should be completed in the second or third quarter of 2006. Meanwhile, the first underground diamond drill is expected to be mobilized in the third quarter of this year. Construction of facilities within the confines of the East Pit is essentially completed, despite the inclement spring weather in northern Nevada.
    Mexico - Feasibility work continues on the Noche Buena gold deposit in Mexico's Sonora State, and completion of the feasibility study is expected in the third quarter. However, the project is not a high priority at this time compared to better prospects available for Hecla's exploration dollars.

    PERSONNEL

    Hecla says goodbye to Thomas F. Fudge, Jr., Vice President - Operations, who left his position August 1 to pursue other personal and career interests. Fudge also completed his expected two-year term as President of Minera Hecla Venezolana. Baker said, "Tom has helped the company grow significantly with its acquisition of Block B in Venezuela and greatly improved our relationships with the Venezuelan government and communities where we operate. We wish him the best of luck in his future endeavors." Operating activities in Venezuela will continue to be managed by Russell Alley, Executive Vice President - Venezuelan Operations, and Dave Howe, Vice President - Venezuelan Operations.

    CORPORATE MATTERS

    During the second quarter, the Board of Directors authorized payment of outstanding Series B Cumulative Convertible Preferred Stock dividends in arrears, which have now been paid, amounting to a total of approximately $2.3 million. There are approximately 157,000 shares of the preferred stock still outstanding.
    At its annual meeting in May, Hecla's Board of Directors appointed Anthony P. Taylor and David J. Christensen to fill positions on the board for common shareholders. Both Taylor and Christensen were directors previously elected by the Series B preferred stockholders during the period when the dividends were in arrears.
    On July 1, 2005, Hecla announced it had filed a shelf registration statement with the Securities and Exchange Commission (SEC), allowing Hecla to sell up to $275 million of its common stock, debt securities, preferred stock and/or warrants. The registration statement has been declared effective by the SEC. The shelf registration statement provides Hecla with the flexibility of raising capital in a short time frame when opportunities become available.
    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 114-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.
    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, labor issues, political risks, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.
    Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

    Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com


                         HECLA MINING COMPANY
   (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

                         Second Quarter Ended      Six Months Ended
HIGHLIGHTS              June 30,    June 30,    June 30,    June 30,
                          2005        2004        2005        2004
                       ----------  ----------  ----------  ----------
FINANCIAL DATA

Sales:
Silver operations (1)  $   15,598  $   18,212  $   30,342  $   43,108
Gold operations             9,657      13,500      19,347      25,254
                       ----------  ----------  ----------  ----------
  Total sales          $   25,255  $   31,712  $   49,689  $   68,362
                       ==========  ==========  ==========  ==========
Gross Profit:
Silver operations (1)  $    2,163  $    5,445  $    5,325  $   15,021
Gold operations             1,317       4,626       3,620       8,459
                       ----------  ----------  ----------  ----------
  Total gross profit   $    3,480  $   10,071  $    8,945  $   23,480
                       ==========  ==========  ==========  ==========
Income (loss) from
 operations            $   (6,455) $    3,650  $   (9,729) $   10,507
Net income (loss)          (6,245)      2,748      (9,541)      8,928
Income (loss)
 applicable to
 common shareholders       (6,383)      2,610      (9,817)     (2,398)
Basic income (loss)
 per common share           (0.05)       0.02       (0.08)      (0.02)
Cash flow provided by
 (used in) operating
 activities                   823      11,855      (6,300)     16,498

PRODUCTION SUMMARY -
 TOTALS

Silver - Ounces         1,438,806   1,815,236   2,857,069   3,900,721
Gold - Ounces              34,172      53,433      62,295     109,197
Lead - Tons                 5,584       5,188      10,480       9,748
Zinc - Tons                 6,557       6,371      12,503      12,443
Average cost per ounce
 of silver produced (1):
  Cash operating costs
   ($/oz.)                   2.45        1.67        2.46        1.41
  Total cash costs
   ($/oz.) (2)               2.59        1.72        2.59        1.57
  Total production
   costs ($/oz.)             4.22        3.38        4.15        3.14
Average cost per ounce
 of gold produced (3):
  Cash operating costs
   ($/oz.)                    310         158         299         150
  Total cash costs
   ($/oz.) (2)                317         162         307         152
  Total production
   costs ($/oz.)              373         251         366         242

AVERAGE METAL PRICES

Silver - London Fix ($/oz.)  7.15        6.25        7.06        6.46
Gold - Realized ($/oz.)       432         368         430         373
Gold - London Final ($/oz.)   427         394         427         401
Lead - LME Cash
 (cents/pound)               44.7        36.8        44.6        37.5
Zinc - LME Cash
 (cents/pound)               57.7        46.6        58.7        47.6

(1) Includes gold produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

(3) Includes gold produced from third-party mining operations located near the La Camorra mine, which is treated as a by-product credit and included in the calculation of gold costs per ounce.


                         HECLA MINING COMPANY
                 Consolidated Statements of Operations
          (dollars and shares in thousands, except per share
                         amounts - unaudited)

                             Second Quarter Ended    Six Months Ended
                               June 30,  June 30,  June 30,  June 30,
                                 2005      2004      2005      2004
                               --------  --------  --------  --------
Sales of products              $ 25,255  $ 31,712  $ 49,689  $ 68,362
                               --------  --------  --------  --------
Cost of sales and other direct
 production costs                17,896    15,556    33,039    32,404
Depreciation, depletion and
 amortization                     3,879     6,085     7,705    12,478
                               --------  --------  --------  --------
                                 21,775    21,641    40,744    44,882
                               --------  --------  --------  --------
Gross profit                      3,480    10,071     8,945    23,480
                               --------  --------  --------  --------
Other operating expenses
  General and administrative      2,287     2,319     4,929     4,098
  Exploration                     4,565     3,405     7,357     5,819
  Pre-development expenses        2,100       728     4,234     1,024
  Depreciation and
   amortization                     138        74       283       149
  Other operating expenses
   (income)                         492      (783)    1,184       427
  Provision for closed
   operations and
   environmental matters            353       678       687     1,456
                               --------  --------  --------  --------
                                  9,935     6,421    18,674    12,973
                               --------  --------  --------  --------
Income (loss) from operations    (6,455)    3,650    (9,729)   10,507
                               --------  --------  --------  --------
Other income (expense):
  Interest and other income         386       379       788       766
  Interest expense                   (3)     (179)       (8)     (377)
                               --------  --------  --------  --------
                                    383       200       780       389
                               --------  --------  --------  --------
Income (loss) from operations
 before income taxes             (6,072)    3,850    (8,949)   10,896
Income tax provision               (173)   (1,102)     (592)   (1,968)
                               --------  --------  --------  --------
Net income (loss)                (6,245)    2,748    (9,541)    8,928
Preferred stock dividends (1)      (138)     (138)     (276)  (11,326)
                               --------  --------  --------  --------
Income (loss) applicable to
 common shareholders           $ (6,383) $  2,610  $ (9,817) $ (2,398)
                               ========  ========  ========  ========
Basic and diluted income
 (loss) per common share
 after preferred dividends (2) $  (0.05) $   0.02  $  (0.08) $  (0.02)
                               ========  ========  ========  ========
Basic weighted average number
 of common shares
 outstanding (2)                118,429   118,262   118,396   117,790
                               ========  ========  ========  ========
Diluted weighted average
 number of common shares
 outstanding                    118,429   118,813   118,396   117,790
                               ========  ========  ========  ========

(1) During the first quarter of 2004, the company recorded a noncash dividend of approximately $10.9 million related to exchanges of preferred stock for common stock and is included in preferred stock dividends for the six months ended June 30, 2004.

(2) For the quarter and six months ended June 30, 2005 and for the first six months of 2004, 4,344,599 and 3,061,832 restricted stock units and various outstanding stock options to purchase shares of common stock, respectively, were antidilutive and not included in the calculation of losses per common share. For the quarter ended June 30, 2004, 2,294,050 restricted stock units and various outstanding stock options were included in the calculation of income per common share.


                         HECLA MINING COMPANY
                      Consolidated Balance Sheets
             (dollars and shares in thousands - unaudited)


                                                  June 30,   Dec. 31,
ASSETS                                              2005       2004
Current assets:                                  ---------  ---------
  Cash and cash equivalents                      $  18,315  $  34,460
  Short-term investments and securities held for
   sale                                             34,097     46,328
  Accounts and notes receivable                     20,626     21,936
  Inventories                                       26,181     20,250
  Other current assets                               2,999      5,607
                                                 ---------  ---------
     Total current assets                          102,218    128,581
Investments                                          1,870      1,657
Restricted cash and investments                     20,046     19,789
Properties, plants and equipment, net              130,435    114,515
Other noncurrent assets                             15,691     14,906
                                                 ---------  ---------

Total assets                                     $ 270,260  $ 279,448
                                                 =========  =========
LIABILITIES

Current liabilities:
  Accounts payable and accrued expenses          $  15,627  $  15,904
  Dividends payable                                  2,486        138
  Accrued payroll and related benefits               8,638      9,405
  Accrued taxes                                      2,587      2,379
  Current portion of accrued reclamation and
   closure costs                                     8,857      9,237
                                                 ---------  ---------
     Total current liabilities                      38,195     37,063
Accrued reclamation and closure costs               63,571     65,951
Other noncurrent liabilities                         8,272      7,107
                                                 ---------  ---------

Total liabilities                                  110,038    110,121
                                                 ---------  ---------

SHAREHOLDERS' EQUITY

Preferred stock                                         39         39
Common stock                                        29,613     29,588
Capital surplus                                    507,338    506,630
Accumulated deficit                               (379,996)  (367,832)
Accumulated other comprehensive income               3,346      1,020
Treasury stock                                        (118)      (118)
                                                 ---------  ---------

Total shareholders' equity                         160,222    169,327
                                                 ---------  ---------

Total liabilities and shareholders' equity       $ 270,260  $ 279,448
                                                 =========  =========

Common shares outstanding at end of period         118,452    118,351
                                                 =========  =========



                         HECLA MINING COMPANY
                 Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)


                                                     Six Months Ended
                                                   June 30,  June 30,
                                                     2005      2004
                                                   --------  --------
OPERATING ACTIVITIES

Net income (loss)                                  $ (9,541) $  8,928
Noncash elements included in net income (loss):
  Depreciation, depletion and amortization            7,988    12,881
  Gain on disposition of properties, plants and
   equipment                                            (20)      (82)
  Gain on sale of royalty interests                    (550)      - -
  Provision for reclamation and closure costs           335       891
  Deferred income taxes                                 - -     1,669
  Stock compensation                                    832      (267)
Change in assets and liabilities:
  Accounts and notes receivable                       1,310     1,041
  Inventories                                        (5,931)   (3,049)
  Other current and noncurrent assets                 1,823    (4,271)
  Accounts payable and accrued expenses                 211     1,550
  Accrued payroll and related benefits               (1,120)      898
  Accrued taxes                                         208      (412)
  Accrued reclamation and closure costs and other
   noncurrent liabilities                            (1,845)   (3,279)
                                                   --------  --------
Net cash provided by (used in) operating
 activities                                          (6,300)   16,498
                                                   --------  --------

INVESTING ACTIVITIES

Additions to properties, plants and equipment       (23,994)  (17,495)
Proceeds from disposition of properties, plants
 and equipment                                           18        93
Purchase of short-term investments                  (56,694)  (67,379)
Maturities of short-term investments                 70,826    58,295
Increase in restricted investments                     (257)  (13,409)
Other, net                                              - -      (201)
                                                   --------  --------
Net cash used in investing activities               (10,101)  (40,096)
                                                   --------  --------

FINANCING ACTIVITIES

Common stock issued under stock option plans            256     1,398
Borrowings on debt                                      - -     2,430
Repayments of debt                                      - -    (4,349)
                                                   --------  --------
Net cash provided (used) by financing activities        256      (521)
                                                   --------  --------

Net decrease in cash and cash equivalents           (16,145)  (24,119)
Cash and cash equivalents at beginning of period     34,460    73,662
                                                   --------  --------

Cash and cash equivalents at end of period         $ 18,315  $ 49,543
                                                   ========  ========


                         HECLA MINING COMPANY
                            Production Data


                         Second Quarter Ended       Six Months Ended
                           June 30,  June 30,    June 30,    June 30,
                             2005      2004        2005        2004
LA CAMORRA UNIT            --------  --------  ----------  ----------

Tons of ore processed        49,269    51,330      99,601      97,070
Days of operation                80        85         163         167
Mining cost per ton        $  68.23  $  47.91  $    56.19  $    44.09
Milling cost per ton       $  14.76  $  13.50  $    13.49  $    12.60
Ore grade milled - Gold
 (oz./ton)                    0.581     0.773       0.514       0.812
Gold produced (oz.)          27,020    36,584      48,881      74,131
Average cost per ounce of
 gold produced:
  Cash operating costs     $    310  $    158  $      299  $      150
  Total cash costs (1)     $    317  $    162  $      307  $      152
  Total production costs   $    373  $    251  $      366  $      242
Capital additions (in
 thousands)                $ 10,961  $  8,024  $   18,299  $   13,560

SAN SEBASTIAN UNIT (2)

Tons of ore processed         6,820    40,850       6,820      80,618
Days of operation                19        83          19         159
Mining cost per ton        $  28.81  $  38.29  $    28.81  $    39.46
Milling cost per ton       $  45.01  $  34.36  $    45.01  $    33.42
Ore grade milled - Silver
 (oz./ton)                    16.73     16.44       16.73       20.61
Ore grade milled - Gold
 (oz./ton)                    0.340     0.273       0.340       0.295
Silver produced (oz.)        55,747   626,929      55,747   1,484,029
Gold produced (oz.)           1,125    10,071       1,125      21,545
Average cost per ounce of
 silver produced (3):
  Cash operating costs     $   1.12  $   0.10  $     1.12  $    (0.38)
  Total cash costs (1)     $   1.49  $   0.39  $     1.49  $    (0.09)
  Total production costs   $   7.27  $   1.96  $     7.27  $     1.47
Capital additions (in
 thousands)                $    (18) $    898  $      222  $      931

GREENS CREEK UNIT
(Reflects Hecla's 29.73% share)

Tons of ore processed        58,442    57,886     113,488     117,641
Days of operation                91        91         181         182
Mining cost per ton        $  30.17  $  26.90  $    31.73  $    27.41
Milling cost per ton       $  21.01  $  18.32  $    20.71  $    17.76
Ore grade milled - Silver
 (oz./ton)                    17.74     16.33       19.53       16.51
Silver produced (oz.)       760,193   670,173   1,657,064   1,415,140
Gold produced (oz.)           5,950     6,778      12,150      13,521
Lead produced (tons)          1,828     2,013       3,675       3,738
Zinc produced (tons)          5,377     5,697      10,499      11,134
Average cost per ounce of
 silver produced (3):
  Cash operating costs     $   0.87  $   0.67  $     0.86  $     0.65
  Total cash costs (1)     $   1.11  $   0.54  $     1.07  $     0.77
  Total production costs   $   3.54  $   3.55  $     3.43  $     3.47
Capital additions (in
 thousands)                $    894  $    661  $    1,314  $    1,625


                         Second Quarter Ended       Six Months Ended
                           June 30,  June 30,    June 30,    June 30,
LUCKY FRIDAY UNIT            2005      2004        2005        2004
                           --------  --------  ----------  ----------
Tons of ore processed (4)    55,380    40,493      98,565      79,590
Days of operation                91        91         180         182
Mining cost per ton        $  54.52  $  52.70  $    60.31  $    54.32
Milling cost per ton       $   8.00  $   7.76  $     8.10  $     7.22
Ore grade milled - Silver
 (oz./ton)                    12.09     13.79       12.49       13.56
Silver produced (oz.) (4)   622,866   518,134   1,144,258   1,001,552
Lead produced (tons)          3,756     3,175       6,805       6,010
Zinc produced (tons)          1,180       674       2,004       1,309
Average cost per ounce of
 silver produced (3):
  Cash operating costs     $   4.69  $   4.87  $     4.96  $     5.13
  Total cash costs (1)     $   4.69  $   4.87  $     4.96  $     5.14
  Total production costs   $   4.84  $   4.89  $     5.13  $     5.16
Capital additions (in
 thousands)                $  2,291  $  1,133  $    4,102  $    1,739


(1) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(2) The mill that processes San Sebastian ore was closed due to a strike by mill workers during most of the first half of 2005, ending in June 2005.

(3) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

(4) Production results include approximately 7,600 tons and 55,000 ounces of silver, respectively, for the second quarter of 2005, and approximately 8,000 tons and 58,000 ounces of silver, respectively, for the first six months of 2005, that was mined from the 5900 level development project.



                         HECLA MINING COMPANY
     Reconciliation of Cash Costs per Ounce to Generally Accepted
                    Accounting Principles (GAAP)(1)
    (dollars and ounces in thousands, except per ounce - unaudited)

                               Three Months Ended    Six Months Ended
                                 June 30, June 30,  June 30,  June 30,
                                  2005     2004      2005      2004
                                 -------  -------  --------  --------
GOLD OPERATIONS

Total cash costs                 $ 8,234  $ 5,982  $ 14,416  $ 11,217
Divided by gold ounces produced       26       37        47        74
                                 -------  -------  --------  --------
   Total cash cost per ounce
    produced                     $   317  $   162  $    307  $    152
                                 =======  =======  ========  ========

Reconciliation to GAAP (2):
   Total cash costs              $ 8,234  $ 5,982  $ 14,416  $ 11,217
   Depreciation, depletion and
    amortization                   1,449    3,246     2,777     6,681
   Treatment & freight costs        (515)    (575)     (927)   (1,034)
   By-product credits                437       51       743       116
   Change in product inventory    (1,265)     256    (1,313)     (146)
   Reclamation and other costs       - -      (85)       31       (39)
                                 -------  -------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion
    and amortization (GAAP)      $ 8,340  $ 8,875  $ 15,727  $ 16,795
                                 =======  =======  ========  ========
SILVER OPERATIONS

Total cash costs (3)             $ 3,587  $ 3,128  $  7,252  $  6,111
Divided by silver ounces
 produced                          1,384    1,815     2,800     3,901
                                 -------  -------  --------  --------
   Total cash cost per ounce
    produced                     $  2.59  $  1.72  $   2.59  $   1.57
                                 =======  =======  ========  ========
Reconciliation to GAAP:
   Total cash costs              $ 3,587  $ 3,128  $  7,252  $  6,111
   Depreciation, depletion and
    amortization                   2,430    2,839     4,928     5,797
   Treatment & freight costs      (5,896)  (5,742)  (11,907)  (11,413)
   By-product credits             11,862   13,894    23,118    28,378
   Strike-related costs              865      - -     1,376       - -
   Change in product inventory       497   (1,525)      108    (1,132)
   Reclamation and other costs        90      172       142       346
                                 -------  -------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion
    and amortization (GAAP)      $13,435  $12,766  $ 25,017  $ 28,087
                                 =======  =======  ========  ========

GREENS CREEK UNIT
(Reflects Hecla's 29.73% share)

Total cash costs                 $   841  $   361  $  1,780  $  1,090
Divided by silver ounces
 produced                            760      670     1,657     1,415
                                 -------  -------  --------  --------
   Total cash cost per ounce
    produced                     $  1.11  $  0.54  $   1.07  $   0.77
                                 =======  =======  ========  ========
Reconciliation to GAAP:
   Total cash costs              $   841  $   361  $  1,780  $  1,090
   Depreciation, depletion and
    amortization                   1,806    1,929     3,828     3,639
   Treatment & freight costs      (3,948)  (3,769)   (8,181)   (7,473)
   By-product credits              7,945    7,336    15,930    14,682
   Change in product inventory       916   (2,442)      855    (1,511)
   Reclamation and other costs        42       89        81       179
                                 -------  -------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion
    and amortization (GAAP)      $ 7,602  $ 3,504  $ 14,293  $ 10,606
                                 =======  =======  ========  ========
SAN SEBASTIAN UNIT

Total cash costs                 $    83  $   244  $     83  $   (132)
Divided by silver ounces
 produced                             56      627        56     1,484
                                 -------  -------  --------  --------
   Total cash cost per ounce
    produced                     $  1.49  $  0.39  $   1.49  $  (0.09)
                                 =======  =======  ========  ========
Reconciliation to GAAP:
   Total cash costs              $    83  $   244  $     83  $   (132)
   Depreciation, depletion and
    amortization                     535      910       922     2,158
   Treatment & freight costs         (40)    (367)      (40)     (829)
   By-product credits                484    3,956       484     8,640
   Strike-related costs              865      - -     1,376       - -
   Change in product inventory      (561)     931      (561)      303
   Reclamation and other costs        55       73        55       149
                                 -------  -------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion
    and amortization (GAAP)      $ 1,421  $ 5,747  $  2,319  $ 10,289
                                 =======  =======  ========  ========


                               Three Months Ended   Six Months Ended
                                 June 30, June 30,  June 30,  June 30,
                                   2005     2004      2005      2004
LUCKY FRIDAY UNIT                -------  -------  --------  --------

Total cash costs                 $ 2,663  $ 2,523  $  5,389  $  5,153
Divided by silver ounces
 produced (4)                        568      518     1,087     1,002
                                 -------  -------  --------  --------
   Total cash cost per ounce
    produced                     $  4.69  $  4.87  $   4.96  $   5.14
                                 =======  =======  ========  ========
Reconciliation to GAAP:
   Total cash costs              $ 2,663  $ 2,523  $  5,389  $  5,153
   Depreciation, depletion and
    amortization                      89      - -       178       - -
   Treatment & freight costs      (1,908)  (1,606)   (3,686)   (3,111)
   By-product credits              3,433    2,602     6,704     5,056
   Change in product inventory       142      (14)     (186)       76
   Reclamation and other costs        (7)      10         6        18
                                 -------  -------  --------  --------
   Costs of sales and other
    direct production costs and
    depreciation, depletion
    and amortization (GAAP)      $ 4,412  $ 3,515  $  8,405  $  7,192
                                 =======  =======  ========  ========

RECONCILIATION TO GAAP, ALL
 OPERATIONS

Total cash costs                 $11,821  $ 9,110  $ 21,668  $ 17,328
Depreciation, depletion and
 amortization                      3,879    6,085     7,705    12,478
Treatment & freight costs         (6,411)  (6,317)  (12,834)  (12,447)
By-product credits                12,299   13,945    23,861    28,494
Strike-related costs                 865      - -     1,376       - -
Change in product inventory         (768)  (1,269)   (1,205)   (1,278)
Reclamation and other costs           90       87       173       307
                                 -------  -------  --------  --------
Costs of sales and other direct
 production costs and
 depreciation, depletion and
 amortization (GAAP)             $21,775  $21,641  $ 40,744  $ 44,882
                                 =======  =======  ========  ========

(1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that the company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in conjunction with the Gold Institute in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, is the most comparable financial measure calculated in accordance with GAAP to total cash costs.

(2) Costs per ounce of gold are based on the gold produced by the La Camorra mine and Block B concessions only. Gold produced from third-party mining operations located near the La Camorra mine and Block B concessions is treated as a by-product credit and included in the calculation of gold costs per ounce.

(3) During the first quarter and for most of the second quarter, ending in June 2005, the mill that processes ore from San Sebastian was closed due to a strike by mill employees. During the second quarter and first six months of 2005, cost of sales and other direct production costs of $0.9 million and $1.3 million, respectively, were not included in the determination of total cash costs for silver operations.

(4) Ounces mined from the 5900 level development project at Lucky Friday are not included in the determination of total cash costs. During the second quarter and first six months of 2005, approximately 55,000 ounces and 58,000 ounces, respectively, of silver were excluded from the calculation.



    CONTACT: Hecla Mining Company
             Vicki Veltkamp, 208-769-4100
             Fax: 208-769-7612